Exhibit 99.1

GreenBox POS Announces Nasdaq Listing and Pricing of an Upsized $43.6 Million Public Offering

SAN DIEGO, CA, February 17, 2021 – GreenBox POS (NASDAQ:GBOX) (the “Company”) previously (OTCQB: GRBX), an emerging financial technology company leveraging proprietary blockchain security to build customized payment solutions today announced the pricing of an underwritten public offering of 4,150,000 shares of common stock at a public offering price of $10.50 per share for aggregate gross proceeds of $43,575,000 prior to deducting underwriting discounts, commissions, and other offering expenses. In addition, the Company has granted the underwriters a 45-day option to purchase up to an additional 622,500 shares at the public offering price less the underwriting discounts and commissions. The offering is expected to close on February 19, 2021, subject to satisfaction of customary closing conditions.

The Company has received approval to list its common stock on the Nasdaq Capital Market under the symbol “GBOX”, with trading expected to begin on February 17, 2021.

Kingswood Capital Markets, division of Benchmark Investments, Inc., is acting as sole bookrunning manager for the offering.

The United States Securities and Exchange Commission ("SEC") declared effective a registration statement on Form S-1 relating to these securities on February 12, 2021. A final prospectus relating to this offering will be filed with the SEC. When available, copies of the final prospectus relating to this offering can be obtained at the SEC's website at www.sec.gov or from Kingswood Capital Markets, division of Benchmark Investments Inc., 17 Battery Place, Suite 625, New York, NY 10004, Attention: Syndicate Department, or via email at syndicate@kingswoodcm.com or telephone at (212) 404-7002. Before investing in this offering, interested parties should read in their entirety the prospectus, which provides more information about the Company and such offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About GreenBox POS

GreenBox POS is an emerging financial technology company leveraging proprietary blockchain security to build customized payment solutions. The Company's applications enable an end-to-end suite of turnkey financial products, helping to reduce fraud and improve the efficiency of handling large-scale commercial processing volumes for its merchant clients globally. For more information, please visit the Company's website at www.greenboxpos.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission and elsewhere. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Investor Relations Contact:

Mark Schwalenberg
MZ Group - MZ North America
312-261-6430
GRBX@mzgroup.us
www.mzgroup.us